KPMG LLP
Suite 2000
355 South Grand Avenue
Los Angeles, CA 90071-1568

April 19, 2005

Harman International Industries, Incorporated
8500 Balboa Blvd.
Northridge, CA 91329

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Harman International Industries, Incorporated (the “Company”) for the three months ended March 31, 2005, and have read the Company’s statements contained in Note 15 to the condensed, consolidated financial statements included therein.  As stated in Note 15, the Company changed its method of accounting for reporting changes in interim periods to liabilities resulting from changes in judgments or settlements related to uncertain tax positions from a method in which such changes are recorded as adjustments to the estimated annual effective rate, to a method in which such changes are recorded as a discrete item in the interim period of the change and states that the newly adopted accounting principle is preferable in the circumstances because it better reflects the Company’s consolidated financial position and operations at the time of the change in uncertain tax positions.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to June 30, 2004, nor have we audited the information set forth in the aforementioned Note 15 to the condensed, consolidated financial statements; accordingly, we do not express and opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

KPMG LLP